Exhibit 99.1

ARIAD Announces Initiation of Randomized Phase 3 Trial of Ponatinib in Newly Diagnosed Patients with Chronic Myeloid Leukemia

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 27, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the initiation of the randomized Phase 3 trial of ponatinib, its investigational pan-BCR-ABL inhibitor, in adult patients with newly diagnosed chronic myeloid leukemia (CML). The EPIC (Evaluation of Ponatinib versus Imatinib in Chronic Myeloid Leukemia) trial is designed to provide definitive clinical data to support regulatory approval of ponatinib in treatment-naïve CML patients. The efficacy of ponatinib will be assessed in comparison to imatinib based on evaluation of the primary endpoint of major molecular response (MMR) rate at 12 months. ARIAD expects to complete patient enrollment in the trial by the end of 2013.

“The start of the EPIC trial represents an important milestone in the development of ponatinib in CML and builds on the strong clinical data that we have obtained to date in patients with more advanced disease. We have designed the EPIC trial with comprehensive and well-aligned input from key opinion leaders and regulatory authorities in the United States, Europe and Japan and anticipate strong interest from investigators and their patients,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Dr. Berger added, “The treatment of newly diagnosed CML patients has shifted in recent years to the use of second-generation BCR-ABL inhibitors. The EPIC trial will evaluate whether ponatinib – a pan-BCR-ABL inhibitor – produces anti-leukemic responses in these newly diagnosed patients and potentially prevents the emergence of resistance mutations seen with other tyrosine kinase inhibitors.”

Trial Design and Statistical Analysis

The EPIC trial is a randomized, two-arm, multicenter trial that compares the efficacy of ponatinib with that of imatinib in adult patients with newly diagnosed CML in the chronic phase. The trial will be conducted at up to 175 investigational sites in North America, Europe and Asia-Pacific. Patients in the trial must be at least 18 years of age and diagnosed with CML within six months prior to enrollment. Approximately 500 patients will be randomized 1:1 to standard doses of ponatinib (45 mg given orally once daily) or imatinib (400 mg given orally once daily). Escalation of the imatinib dose to 600 mg or 800 mg per day is permitted.

The MMR rate at 12 months of treatment is the primary endpoint of the trial. This endpoint was chosen to support accelerated approval in the United States. All patients will be evaluated for molecular response (MR) using quantitative reverse transcriptase polymerase chain reaction (qRT PCR) at a single central laboratory (Molecular MD, Portland, OR). MMR is defined as a less than or equal to 0.1% ratio of BCR-ABL to ABL transcripts on the International Scale measured in peripheral blood.

The EPIC trial was designed to have a 90% power to detect a 15% absolute improvement in 12-month MMR rate by ponatinib compared to imatinib. This was based, in part, on the results of the nilotinib (ENESTnd) and dasatinib (DASISION) Phase 3 trials. The 12-month MMR rates for the imatinib arms in these two trials were 22% and 28%, respectively. Using the more conservative estimate of the 12-month MMR rate for imatinib, the upper bound of the 95th percentile confidence interval for the higher of these two estimates is 34%. The ENESTnd trial was designed to demonstrate a 15% absolute improvement in 12-month MMR rate comparing nilotinib to imatinib. Thus, the EPIC trial is 90% powered to detect a 15% absolute improvement in 12-month MMR rate by ponatinib compared to imatinib (i.e., 49% vs. 34%).

Key secondary endpoints include: MMR at five years, MR at three months (a reduction in the level of BCR-ABL transcripts to 10% or less), complete cytogenetic response rate at 12 months, progression-free survival and overall survival. Each patient will be followed for up to eight years from the time the last patient is randomized to either treatment arm.

A key design feature of the trial is an interim analysis of efficacy. This analysis will take place 12 months after half of the patients in the trial have been randomized. The interim analysis will focus on the primary endpoint of the MMR rate at 12 months of treatment and, depending on the results, may allow ARIAD to file for regulatory approval of ponatinib in the newly diagnosed clinical setting approximately six months earlier than otherwise.

“The timing of the interim analysis will be based on the rate of patient enrollment in the trial,” stated Frank G. Haluska, M.D., Ph.D., chief medical officer at ARIAD. “The EPIC trial is powered to show the same absolute improvement in 12-month MMR rate as was seen with nilotinib in its similar trial that employed this endpoint.”

For more information about the EPIC trial, patients and physicians should visit http://clinicaltrials.gov/ct2/show/NCT01650805?term=ponatinib&rank=7, call the U.S. toll-free number 1-877-621-2302 or the international number 1-617-621-2302, or e-mail inquiries to EPICtrialdesk@ariad.com.

About Ponatinib

Internally discovered at ARIAD, ponatinib is an investigational pan-BCR-ABL inhibitor that also selectively inhibits certain other tyrosine kinases in preclinical studies, including FLT3, RET, KIT, FGF and PDGF receptors.

The primary target for ponatinib is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). Ponatinib was designed using ARIAD’s computational and structure-based drug design platform to inhibit the activity of BCR-ABL with very high potency and broad specificity. Ponatinib targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment with existing tyrosine kinase inhibitors, including the T315I mutation for which no effective therapy exists. ARIAD expects to file for initial approval of ponatinib in patients with resistant or intolerant CML and Ph+ ALL in the third quarter of 2012.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant or difficult-to-treat cancers, including certain forms of chronic myeloid leukemia and non-small cell lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the potential that ponatinib is an effective treatment for newly diagnosed patients with chronic-phase CML when compared with standard imatinib and the timing of filing for regulatory approval of ponatinib in the newly diagnosed clinical setting. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
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Liza Heapes, 617-621-2315
Liza.heapes@ariad.com